For Immediate Release

Press Release

ICAD RECEIVES NOTICE FROM NASDAQ FOLLOWING
RESIGNATION OF INDEPENDENT BOARD MEMBER

NASHUA, N.H. —June 6, 2007—On May 30, 2007, iCAD®, Inc. (Nasdaq: ICAD) provided notice to the Nasdaq Stock Market, LLC, of the recent resignation of Mr. George Farley from the Company’s Board of Directors. Mr. Farley was an “independent” director under NASDAQ’s Marketplace Rules.

On June 4, the Company received a letter from NASDAQ’s Listing Qualifications Department stating that, due to Mr. Farley’s resignation, the Company no longer complies with NASDAQ’s independent director requirements set forth in Marketplace Rule 4350(c). The letter also indicated, however, that consistent with Marketplace Rule 4350(c)(1), NASDAQ would provide the Company with an approximately 180 day cure period to regain compliance.

Within the cure period, the Company will take steps to satisfy the requirements of Nasdaq Marketplace Rule 4350(c)(1). This may include locating a qualified replacement for Mr. Farley as an independent director or other changes to the composition of the Company’s Board of Directors such that the majority consists of independent directors. The Company expects to regain compliance within the cure period, and as such would not experience any delisting action or adverse effect as a result of the NASDAQ notification.

About iCAD, Inc.
iCAD, Inc. (NASDAQ: ICAD) is an industry-leading provider of Computer-Aided Detection (CAD) solutions that enable healthcare professionals to better serve patients by identifying pathologies and pinpointing cancer earlier. iCAD offers a comprehensive range of high-performance, upgradeable CAD systems for the high, mid and low volume mammography markets. iCAD is entrusted with the task of early cancer detection by almost one thousand women’s healthcare centers worldwide. For more information, call +1 877 iCADnow or visit www.icadmed.com.

For iCAD, contact Darlene Deptula-Hicks, Executive VP and CFO at
603-882-5200 or via email at ddeptula@icadmed.com

For iCAD investor relations, contact Kevin McGrath of Cameron Associates at 212-245-4577 or via email at kevin@cameronassoc.com

For iCAD Public Relations, contact Wendy Ryan of Schwartz Communications at 781-684-0770 or via email at icad@schwartz-pr.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
Certain statements contained in this News Release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the risks of uncertainty of patent protection, the impact of supply and manufacturing constraints or difficulties, product market acceptance, possible technological obsolescence, increased competition, customer concentration and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “believe”, “demonstrate”, “intend”, “expect”, “estimate”, “anticipate”, “likely”, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. The Company is under no obligation to provide any updates to any information contained in this release.